                                  EXHIBIT 11

                     COMPUTATION OF EARNINGS PER SHARE

        Dollars and share amounts in thousands, except per share data


                                                         1997        1996       1995
                                                       -------------------------------
Net Income                                             $11,217     $20,499     $10,813
Preferred Stock Dividend                                  --           447         595
                                                       -------     -------     -------
                                                       $11,217     $20,052     $10,218
                                                       =======     =======     =======
Weighted Average Common Shares Outstanding              39,168      37,055      31,151
Common Stock Equivalents                                 8,428       5,116       2,215
                                                       -------     -------     -------
Weighted Average Diluted Common Shares Outstanding      47,596      42,171      33,366
                                                       =======     =======     =======

Basic Earnings per Common Share                        $  0.29     $  0.54     $  0.33
Diluted Earnings per Common Share                      $  0.24     $  0.48     $  0.31






                                       17